Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-159131 on Form S-3 of our reports dated February 24, 2011, relating to the consolidated financial statements and financial statement schedule of Kansas City Power & Light Company and subsidiaries, and the effectiveness of Kansas City Power & Light Company and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Kansas City Power & Light Company for the year ended December 31, 2010.

/s/DELOITTE & TOUCHE LLP

Kansas City, Missouri
February 24, 2011